UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 8, 2022 (August 5, 2022)

AVALON HOLDINGS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Ohio	1-14105	34-1863889
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

One American Way, Warren, Ohio 44484
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (330) 856-8800

(Former name and address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value	AWX	NYSE American

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 Entry into a Material Definitive Agreement

On August 5, 2022, Avalon Holdings Corporation (“Avalon”) and certain direct and indirect wholly owned subsidiaries entered into a loan and security agreement (the “New Term Loan Agreement”) with Laurel Capital Corporation which provided for a $31.0 million term loan. At closing, $20.2 million of the proceeds were used to pay off and refinance amounts outstanding and associated interest under our term loan agreement with Laurel Capital Corporation, dated December 20, 2019 (“2019 Term Loan Agreement”) and $0.4 million of the proceeds were utilized to pay transaction costs. The remaining proceeds of approximately $10.4 million were deposited into a project fund account for which those proceeds are to fund future costs of renovating and expanding both The Grand Resort and Avalon Field Club at New Castle. The 2019 Term Loan Agreement was terminated in conjunction with the New Term Loan Agreement.

The $31.0 million outstanding under the New Term Loan Agreement is payable in 119 equal monthly installments of principal and interest, based on a twenty-five (25) year maturity schedule commencing September 5, 2022 followed by one final balloon payment of all remaining principal, interest and fees due on the maturity date of August 5, 2032. Upon request by Avalon, project fund proceeds can be utilized to pay debt service. Borrowings under the New Term Loan Agreement bear interest at a fixed rate of 6.00% until the seventh anniversary date of the closing at which time the interest rate will be reset to a fixed rate equal to the greater of (a) 6.00% per annum or (b) the sum of the three year treasury rate on the date two (2) business days prior to the reset date plus 3.40%, provided that the applicable rate shall in no event exceed 8.50% per annum.

Avalon has the right to prepay the amount outstanding under the New Term Loan Agreement, in whole or in part, at any time upon payment of the principal amount of the loan to be prepaid plus accrued unpaid interest thereon to the prepayment date, plus an applicable prepayment penalty. The prepayment penalty, expressed as a percentage of the principal of the loan being prepaid, is six percent (6%) on any prepayment in the first five years; four percent (4%) on any prepayment in the sixth and seventh year; three percent (3%) on any prepayment in the eighth and ninth year; and two percent (2%) on any prepayment in the tenth year.

Borrowings under the New Term Loan Agreement are secured by certain real property and related business assets as defined in the agreement. The New Term Loan Agreement contains a Fixed Charge Coverage Ratio requirement of at least 1.20 tested on an annual basis on December 31 of each year, commencing December 31, 2023. The New Term Loan also contains other nonfinancial covenants, customary representations, warranties and events of default.

The forgoing description of the New Term Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the New Term Loan Agreement, which is filed with this report as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10.7, 10.8 and 10.9 and is incorporated herein by reference.

ITEM 1.02 Termination of a Material Definitive Agreement

The disclosure set forth in Item 1.01 of this report concerning termination of the 2019 Term Loan Agreement is incorporated into this Item 1.02 by reference

ITEM 9.01 Financial Statements and Exhibits

10.1 Loan and Security Agreement, dated as of August 5, 2022 between Avalon Holdings Corporation and certain wholly owned subsidiaries, as borrowers, and Laurel Capital Corporation, as lender.

10.2 Mortgage Note, dated as of August 5, 2022 between Avalon Holdings Corporation and certain wholly owned subsidiaries, as borrowers, and Laurel Capital Corporation, as lender.

10.3 Open-End Mortgage, Assignment of Leases, Security Agreement and Fixture Filing, dated August 1, 2022 and effective as of August 5, 2022 between Avalon Holdings Corporation, as mortgagor, and Laurel Capital Corporation, as mortgagee.

10.4 Open-End Mortgage, Assignment of Leases, Security Agreement and Fixture Filing, dated August 1, 2022 and effective as of August 5, 2022 between Avalon Lakes Golf, Inc., as mortgagor, and Laurel Capital Corporation, as mortgagee.

10.5 Open-End Mortgage, Assignment of Leases, Security Agreement and Fixture Filing, dated August 1, 2022 and effective as of August 5, 2022 between The Avalon Resort and Spa, LLC., as mortgagor, and Laurel Capital Corporation, as mortgagee.

10.6 Open-End Mortgage, Assignment of Leases, Security Agreement and Fixture Filing, dated August 1, 2022 and effective as of August 5, 2022 between Avalon Country Club at Sharon, Inc., as mortgagor, and Laurel Capital Corporation, as mortgagee.

10.7 Open-End Mortgage, Assignment of Leases, Security Agreement and Fixture Filing, dated August 1, 2022 and effective as of August 5, 2022 between Avalon Mahoning Sports Center, Inc., as mortgagor, and Laurel Capital Corporation, as mortgagee.

10.8 Open-End Mortgage, Assignment of Leases, Security Agreement and Fixture Filing, dated August 1, 2022 and effective as of August 5, 2022 between The Havana Cigar Shop, Inc., D/B/A Avalon Field Club at New Castle, as mortgagor, and Laurel Capital Corporation, as mortgagee (Parcel 1).

10.9 Open-End Mortgage, Assignment of Leases, Security Agreement and Fixture Filing, dated August 1, 2022 and effective as of August 5, 2022 between The Havana Cigar Shop, Inc., D/B/A Avalon Field Club at New Castle, as mortgagor, and Laurel Capital Corporation, as mortgagee (Parcel 2).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALON HOLDINGS CORPORATION (Registrant)

DATED: August 8, 2022		/s/ Bryan P. Saksa
	By:	Bryan P. Saksa
Chief Financial Officer and Treasurer